EXHIBIT 99.1
CFS LOUISIANA MIDSTREAM COMPANY
EL PASO DAUPHIN ISLAND COMPANY, L.L.C.
COMBINED STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES
With Report of Independent Auditors
For the Years Ended December 31, 2004, 2003 and 2002

Report of Independent Auditors
To the Owners of CFS Louisiana Midstream Company and El Paso Dauphin Island Company, L.L.C. (collectively, the “Companies”):
We have audited the accompanying statements of combined revenues and direct operating expenses, for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Companies’ management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
The accompanying financial statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in the Current Report on Form 8-K of Crosstex Energy, L.P.) and are not intended to be a complete presentation of the Companies’ revenues and expenses.
As discussed in Note 2 to the combined financial statements, the Companies have significant transaction and relationships with affiliated entities. Because of these relationships, it is possible that the terms of these transactions are not the same as those that would have resulted from transactions with wholly unrelated entities.
In our opinion, the financial statements referred to above present fairly, in all material respects, the combined revenue and direct operating expenses, of the Companies for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.
/s/ PricewaterhouseCoopers LLP
October 26, 2005

CFS LOUISIANA MIDSTREAM COMPANY
EL PASO DAUPHIN ISLAND COMPANY, L.L.C.
Combined Statements of Revenues and Direct Operating Expenses
Years Ended December 31, 2004, 2003 and 2002

(in thousands of dollars)
	2004	2003	2002

Revenues
Sales of NGL and NGL products to affiliates	$301,665	$243,696	$183,962
Processing and other services
Third parties	26,252	20,821	14,335
Affiliates	2,464	1,741	2,935

	330,381	266,258	201,232

Direct Operating Expenses
Cost of products and services
Third parties	179,911	155,008	146,470
Affiliates	76,250	50,089	9,078
Operations and maintenance	22,229	21,446	24,157
Taxes other than income	3,350	3,250	2,742

	281,740	229,793	182,447

Excess of revenues over direct operating expenses	$48,641	$36,465	$18,785

The accompanying notes are an integral part of this statement.

CFS LOUISIANA MIDSTREAM COMPANY
EL PASO DAUPHIN ISLAND COMPANY, L.L.C.
Notes to Combined Statements of Revenues and Direct Operating Expenses
Note 1 — Organization and Nature of Business
Organization
     CFS Louisiana Midstream Company and El Paso Dauphin Island Company, L.L.C. are a Delaware corporation and limited liability company which are owned by subsidiaries of El Paso Corporation. We own and operate or have interests in assets which provide gas processing, fractionation, transportation and liquid storage services to our customers through an integrated system. The facilities are directly interconnected to interstate pipeline and gathering infrastructure located near gas supply sources, including the Gulf of Mexico and onshore Louisiana. The facilities receive inlet gas, extract the natural gas liquids (NGLs), fractionate the mixed blend of extracted NGLs and market the NGLs. The assets are comprised of six processing and fractionation facilities and NGL storage facilities (South Louisiana Assets).
     The terms “we, “our” or “us” refer to CFS Louisiana Midstream Company and El Paso Dauphin Island Company, L.L.C. on a combined basis.
Sale to Crosstex Energy, L.P.
     In August 2005, El Paso Corporation entered into an agreement to sell us to Crosstex Energy, L.P. for $500 million, subject to adjustments for working capital and other items as outlined in the purchase and sales agreement. The parties’ obligations under the agreement to sell us are subject to the satisfaction of specified conditions including, among other items, regulatory approval. This sale is expected to close in the fourth quarter of 2005.
Note 2 — Significant Accounting Policies
Basis of Presentation
     The accompanying combined statements of revenues and direct operating expenses have been derived from El Paso Corporation’s historical accounting records of the combined companies and are presented to include the historical operations applicable to the South Louisiana Assets. Revenues and direct operating expenses included in the accompanying combined statements are prepared on the accrual basis of accounting. All significant intercompany accounts and transactions within the companies have been eliminated.
     Revenues as set forth in the accompanying statements of revenues and direct operating expenses include revenues from sales of NGL and NGL products and revenues from processing and other services. Direct operating expenses include cost of products and services (including transportation and fractionation costs), labor, services, repairs and maintenance, supplies, utilities, rents and fuel use, property, payroll and franchise taxes.

CFS LOUISIANA MIDSTREAM COMPANY
EL PASO DAUPHIN ISLAND COMPANY, L.L.C.
Notes to Combined Statements of Revenues and Direct Operating Expenses
     The accompanying statements vary from an income statement in that they do not show certain expenses that were incurred in connection with El Paso Corporation and its subsidiaries’ ownership of us and our operation including general and administrative expenses and income taxes. These costs were not separately allocated to us and any proforma allocation would not be a reliable estimate of what these costs would actually have been had we operated historically as stand-alone entities. In addition, these allocations, if made using historical general and administrative structures and tax burdens, would not produce allocations that would be indicative of our historical performance due to greatly different size, structure, operations and accounting of El Paso Corporation and its subsidiaries. The accompanying combined statements of revenues and direct operating expenses also do not include provisions for depreciation and amortization, as such amounts would not be indicative of those costs which are expected to be allocated to property, plant and equipment upon Crosstex Energy’s purchase.
     Full separate financial statements prepared in accordance with accounting principles generally accepted in the United States are not presented because the information necessary to prepare such statements is neither readily available on an individual property basis nor practicable to obtain in these circumstances. The results set forth in the statements of revenues and direct operating expenses may not be representative of future operations.
Use of Estimates
     The preparation of these combined statements of revenues and direct operating expenses requires us to make estimates and assumptions that affect the reported amounts of revenues and expenses. While we believe these estimates are appropriate, actual results can, and often do, differ from those estimates.
Revenue Recognition
     Revenue from processing and other services is recognized in the period the natural gas is processed for the customer. Our processing contracts generally provide that we are compensated for our services from the retention of NGL extracted and other fee-based terms. Revenues from the sale of NGL retained from processing are recognized as sales of NGL and NGL products and recorded upon the delivery of the NGL products specified in each individual contract. Pricing terms in these sales contracts are based upon market-related prices for such products and can include pricing differentials due to factors such as differing delivery locations and markets.

CFS LOUISIANA MIDSTREAM COMPANY
EL PASO DAUPHIN ISLAND COMPANY, L.L.C.
Notes to Combined Statements of Revenues and Direct Operating Expenses
Cost of Products and Services
     In providing our processing services, we incur and are responsible for costs based on the type of processing contract. These costs include payments based on contracts which require us to pay the producer an amount for liquids extracted at a stated contract price and liquid fractionation costs.
Asset Retirement Obligation
     At the end of the economic life of the South Louisiana Assets, certain restoration and abandonment costs will be incurred by the owner. No accretion expense for these costs is included in direct operating expenses as we cannot reasonably estimate the fair value of the retirement obligation.
Note 3 — Commitments and Contingencies
     Hurricanes Katrina and Rita. Hurricanes Katrina and Rita have impacted our operations for calendar 2005. Our wholly-owned Sabine Pass Plant complex experienced damage from Hurricane Rita. Although the plant appears to be in good structural condition, the wind and water damaged several pieces of equipment, several small non-critical buildings and other structures associated with the plant and caused a power and supply interruption. We estimate that the cost to place the complex back in service will be in the range of $1 million to $2 million. In addition, the Blue Water Processing Plant, of which we own approximately 24 percent, is currently out of service.
     Texas Gas Transmission Audit. Texas Gas Transmission, LLC, which currently delivers natural gas processed at our Eunice Plant, on August 24, 2005, sent us a letter stating that, in its opinion, we were in “breach” of our contract with Texas Gas. That letter did not specify the nature of the alleged breach, did not allege any damages or any alleged amounts, although it alleged differences between the volumes that Texas Gas delivered to us and the volumes that we redelivered to Texas Gas. We believe we have performed all of our material obligations under our contract with Texas Gas. However, if it were determined that we had not, we do not believe any related damages, if any are ultimately proven, would adversely affect us in any material respect.

CFS LOUISIANA MIDSTREAM COMPANY
EL PASO DAUPHIN ISLAND COMPANY, L.L.C.
Notes to Combined Statements of Revenues and Direct Operating Expenses
Note 4 — Cash Flow Information
     Capital expenditures during the year ended December 31, 2004 were $10.3 million which does not include the non-cash capital contribution of an asset valued at $9.4 million acquired in conjunction with the sale of an equity investment but does include cash expenditures of $4.0 million to install the acquired asset. Capital expenditures were $10.9 million (which includes a $7.0 million construction in aid payment to a third party for the rights to use the constructed pipelines) and $4.6 million during each of the years ended December 31, 2003 and 2002. Other cash flow information is not available as the necessary detail records to prepare cash flow statements are not kept at the South Louisiana Asset level.
Note 5 — Omitted Expenses (Unaudited)
     Depreciation, depletion and amortization of $3.8 million, $3.2 million and $2.9 million for the years ended December 31, 2004, 2003 and 2002 have been omitted from the accompanying statements of revenues and direct operating expenses as these amounts are not indicative of future amounts.
Note 6 — Interim Statements of Revenues and Direct Operating Expenses (Unaudited)

(in thousands of dollars)	Nine Months Ended
	September 30
	2005	2004
Revenues
Sales of NGL and NGL products to affiliates	$246,496	$213,592
Processing and other services
Third parties	22,414	20,246
Affiliates	1,918	1,765

	270,828	235,603

Direct Operating Expenses
Cost of products and services
Third parties	162,887	129,220
Affiliates	62,711	55,363
Operations and maintenance	15,592	16,870
Taxes other than income	2,758	2,627

	243,948	204,080

Excess of revenues over direct operating expenses	$26,880	$31,523